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                                                                   Exhibit 10.19

                               Severance Agreement

         This Agreement is entered into as of July 18, 2001, by and between Robert M. Calderoni (the "Employee") and Ariba, Inc., a Delaware corporation (the "Company").

         1.  Termination Benefits.

         (a) Severance Pay. If the Company at any time terminates the Employee's employment with the Company for a reason other than Cause or Permanent Disability, or if the Employee resigns for Good Reason within 12 months after a Change in Control (as defined in the Ariba, Inc. 1999 Equity Incentive Plan), then the Employee shall be entitled to receive severance payments from the Company for a period of 12 months following the termination of his employment (the "Continuation Period"). Such severance payments shall be made in accordance with the Company's standard payroll procedures. The annual rate of such severance payments shall be equal to the sum of (i) the Employee's base salary at the annual rate in effect at the time of the termination of his employment plus (ii) the most recent annual bonus paid to the Employee. In addition to any other remedies that may be available to the Company, severance payments shall cease immediately if the Employee fails to comply with the covenants set forth in Section 2 below.

         (b) Acceleration of Vesting. If the Company at any time terminates the Employee's employment with the Company for a reason other than Cause or Permanent Disability, then the Employee shall be entitled to have the vested portion of all of his equity in the Company determined after adding 12 months to his actual period of Service. For this purpose, the Employee's equity in the Company shall consist of all options to purchase shares of the Company's Common Stock and all restricted shares of the Company's Common Stock held by the Employee at the time of the termination of his employment.

         (c) Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean any intentional misconduct that materially injures the Company or adversely affects the business or affairs of the Company or any parent or subsidiary in a material manner. The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Employee's employment without Cause.

         (d) Definition of "Good Reason." For all purposes under this Agreement, "Good Reason" shall mean (i) a change in the Employee's position with the Company that materially reduces his level of responsibility, (ii) a reduction in his level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (iii) a relocation of his place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected by the Company without his consent.

         (e) Definition of "Permanent Disability." For all purposes under this Agreement, "Permanent Disability" shall mean that the Employee, at the time notice is given, has failed to perform the duties of his position with the Company for a period of not less than 90

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consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

         (f) General Release. Any other provision of this Agreement notwithstanding, Subsections (a) and (b) above shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

         2.  Covenants.

         (a) Non-Solicitation. During his employment with the Company and during the Continuation Period (if any), the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company's affiliates, whether on the Employee's own behalf or on behalf of any other person or entity. The term "employment" for purposes of this Subsection (a) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Employee and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

         (b) Non-Competition. The Employee agrees that, during his employment with the Company and during the Continuation Period (if any), he shall not:

             (i) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company's Market;

             (ii) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company's Market; or

             (iii) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company. The Employee and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship.

For purposes of this Subsection (b), the Company's "Market" shall mean (i) all companies that derive their revenue primarily from e-procurement software sales and (ii) the companies listed on Exhibit A attached hereto. The Employee and the
                                 ---------
Company agree that the Company's Market is global in scope.

         (c) Cooperation and Non-Disparagement. The Employee agrees that, during the Continuation Period, he shall cooperate with the Company in every reasonable respect and shall use his best efforts to assist the Company with the transition of his duties to his

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successor. The Employee further agrees that, during the Continuation Period, he shall not in any way or by any means disparage the Company, the members of the Company's Board of Directors or the Company's officers and employees.

         (d) Disclosure. The Employee agrees that, during the Continuation Period, he shall inform any new employer or other person or entity with whom the Employee enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Section 2.

         3.  Employment at Will.

         The Employee's employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

         4.  Successors.

         (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

         (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         5.  Arbitration.

         (a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee's employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

         (b) Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by

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applicable laws then in effect: (i) claims concerning workers' compensation benefits, (ii) claims concerning unemployment insurance and (iii) claims concerning the validity, infringement or (b) enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Employee or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between the Employee and the Company).

         (c) Procedure. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County or, at the Employee's option, the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

         (d) Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator's fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

         6.  Miscellaneous Provisions.

         (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary and Chief Executive Officer.

         (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (c) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

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         (d) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement (d) becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

         (e) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

         (f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                            /s/ Robert M. Calderoni
                                            ------------------------------



                                            Ariba, Inc.

                                            By: /s/ Keith Krach
                                                ---------------------------
                                            Title: Chief Executive Officer
                                                   -----------------------


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                                    EXHIBIT A

                                List of Companies

                                       [*]